UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 26, 2006
S&C Holdco 3, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-100717	81-0557245
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1770 Promontory Circle,	80634
Greeley, CO	(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code: (970) 506-8000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 26, 2006, Swift Beef Company (“Swift Beef”), a direct, wholly-owned subsidiary of Swift & Company and an indirect, wholly-owned subsidiary of S&C Holdco 3, Inc., announced the completion of the sale of its non-fed cattle business, including its Omaha, Nebraska operating plant and its assets in Nampa, Idaho, to subsidiaries of XL Foods Inc. (“XL Foods”) for approximately $29.6 million in cash and the buyers’ assumption of certain liabilities relating to the acquired business. Prior to the closing, Swift Beef entered into the First Amendment to Asset Purchase Agreement (the “Amendment”) with XL Foods and its subsidiaries, XL Four Star Beef Inc. , XL Four Star Beef Holdings (Nebraska) Inc. and XL Four Star Beef Holdings (Idaho) Inc. , which amended the Asset Purchase Agreement (as amended, the “Asset Purchase Agreement”), dated as of April 12, 2006, by and between Swift Beef and XL Foods and previously filed with the Securities and Exchange Commission on April 14, 2006 as Exhibit 2.1 to S&C Holdco 3, Inc.’s Current Report on Form 8-K. Among other items, the Amendment provided for the assignment of all of XL Foods’ rights and obligations under the Asset Purchase Agreement to its acquiring subsidiaries and the revision of certain sections and schedules to the Asset Purchase Agreement to reflect the foregoing.
     The description of the Amendment herein is not complete and is qualified in its entirety to the full text of the Amendment, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. A copy of the press release issued by Swift & Company regarding the closing of the sale is filed as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
2.1*	First Amendment to Asset Purchase Agreement, dated May 26, 2006, by and among Swift Beef Company, XL Foods Inc., XL Four Star Beef Inc., XL Four Star Beef Holdings (Nebraska) Inc. and XL Four Star Beef Holdings (Idaho) Inc.

99.1	Press Release, dated May 26, 2006

*	The exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. S&C Holdco 3, Inc. will furnish copies of any exhibits to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&C HOLDCO 3, INC.

	By:	/s/ Donald F. Wiseman

	Name:	Donald F. Wiseman
	Title:	Vice President, General Counsel and
Secretary

Date: June 2, 2006